UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                Amendment No. 1 *

                     Bally Total Fitness Holding Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    05873K108
                                 (CUSIP Number)

                                   May 1, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)






----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05873K108                 13G/A            Page 2 of 20 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Starboard Value and Opportunity Master Fund Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
             Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              967,197
              ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY      ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           967,197
              ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            967,197
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               2.3%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **

            CO
-----------------------------------------------------------------------



                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A            Page 3 of 20 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ramius Capital Group, L.L.C. 13-3937658
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              1,759,845
              ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY      ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           1,759,845
              ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,759,845
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               4.3%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **

            IA, OO
-----------------------------------------------------------------------



                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A            Page 4 of 20 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            RCG Ambrose Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              73,607
              ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY      ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           73,607
              ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
              ---------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            73,607
----------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               0.2%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A            Page 5 of 20 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            RCG Halifax Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

HARES               71,291
              ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY      ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           71,291
              ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            71,291
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               0.2%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A            Page 6 of 20 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ramius Fund III, Ltd
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              19,531
              ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY      ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           19,531
              ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
-----------------------------------------------------------------------
     (9     AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            19,531
-----------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               0.05%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A            Page 7 of 20 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ramius Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              334,078
              ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY      ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           334,078
              ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            334,078
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               0.8%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A            Page 8 of 20 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ramius Securities, L.L.C. 58-2253019
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              294,141
              ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY      ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           294,141
              ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            294,141
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               0.7%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON ** BD
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A            Page 9 of 20 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Admiral Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              967,197
              ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY      ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           967,197
              ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            967,197
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               2.3%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A           Page 10 of 20 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ramius Advisors, LLC 13-3954331
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              353,609
              ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY      ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           353,609
              ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            353,609
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               0.9%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A           Page 11 of 20 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            C4S & Co., L.L.C. 13-3946794
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES              1,759,845
              ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY      ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING           1,759,845
              ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,759,845
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               4.3%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A           Page 12 of 20 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Peter A. Cohen
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES        ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            1,759,845
              ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING     ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,759,845

-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,759,845
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               4.3%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A           Page 13 of 20 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Morgan B. Stark
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES        ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            1,759,845
              ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING     ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,759,845

-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,759,845
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               4.3%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A           Page 14 of 20 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Thomas W. Strauss
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES        ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY             1,759,845
              ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING     ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                     1,759,845

-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,759,845
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               4.3%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A           Page 15 of 20 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

SHARES        ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY             1,759,845
              ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING     ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                     1,759,845

-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,759,845
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
               4.3%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05873K108                 13G/A           Page 16 of 20 Pages

      This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G which was filed on April 11, 2006 (the "Schedule 13G") with respect to shares of common stock, par value $0.01 per share (the "Common Stock") of Bally Total Fitness Holding Corporation, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends items 2(a), 2(b), 2(c), 4 and 5 as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

        Items 2(a), 2(b) and 2(c) are hereby amended and supplemented as follows:

        Ramius Fund III, Ltd
        c/o Ramius Capital Group, L.L.C.
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship:  Cayman Islands


Item 4. Ownership

        Item 4 is hereby amended and restated in its entirety as follows:

(a) Amount Beneficially Owned:

        As of the date hereof, (i) Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands company ("Starboard") owns 967,197 shares of Common Stock, (ii) RCG Ambrose Master Fund, Ltd., a Cayman Islands company ("Ambrose") owns 73,607 shares of Common Stock, (iii) RCG Halifax Fund, Ltd., a Cayman Islands company ("Halifax") owns 71,291 shares of Common Stock, (iv) Ramius Fund III, Ltd, a Cayman Islands company ("Ramius III") owns 19,531 shares of Common Stock, (v) Ramius Master Fund, Ltd., a Cayman Islands company ("Ramius Master Fund") owns 334,078 shares of Common Stock, and (vi) Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities") owns 294,141 shares of Common Stock. In addition, (i) Admiral Advisors, LLC, a Delaware limited liability company ("Admiral") may be deemed to beneficially own the 967,197 shares owned by Starboard, (ii) Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") may be deemed to beneficially own the 353,609 shares owned by Ramius Master Fund and Ramius III and (iii) each of Ramius Capital Group, L.L.C., a Delaware limited liability company ("Ramius Capital"), C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") may be deemed to beneficially own all shares of Common Stock held by Starboard, Ambrose, Halifax, Ramius III, Ramius Master Fund and Ramius Securities, an aggregate number of 1,759,845 shares of Common Stock.

          Note: Ramius Capital is the investment manager of Ambrose and Halifax and has the power to direct some of the affairs of Ambrose and Halifax, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Admiral Advisors is the investment manager of Starboard and has the power to direct some of the affairs of Starboard, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Advisors is the investment manager of Ramius

CUSIP No. 05873K108                 13G/A           Page 17 of 20 Pages

Master Fund and Ramius III and has the power to direct some of the affairs of Ramius Master Fund and Ramius III, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Capital is the sole member of Admiral Advisors and Ramius Advisors. Ramius Securities is a broker dealer affiliated with Ramius Capital. Ramius Capital is the managing member of Ramius Securities. C4S is the managing member of Ramius Capital and in that capacity directs its operations. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Starboard, Ambrose, Halifax, Ramius III, Ramius Master Fund and Ramius Securities and the filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

(b) Percent of class:

          Based on the Form 8-K filed by the Company on April 18, 2006, there were 41,286,714 shares of Common Stock reported as outstanding as of April 18, 2006. Therefore, (i) each of Starboard and Admiral may be deemed to beneficially own 2.3% of the outstanding shares of Common Stock, (ii) Ambrose may be deemed to beneficially own 0.2% of the outstanding shares of Common Stock, (iii) Halifax may be deemed to beneficially own 0.2% of the outstanding shares of Common Stock, (iv) Ramius III may be deemed to beneficially own 0.05% of the outstanding shares of Common Stock, (v) Ramius Master Fund may be deemed to beneficially own 0.8% of the outstanding shares of Common Stock, (vi) Ramius Advisors may be deemed to beneficially own 0.9% of the outstanding shares of Common Stock, (vii) Ramius Securities may be deemed to beneficially own 0.7% of the outstanding shares of Common Stock, and (viii) each of Ramius Capital, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed to beneficially own 4.3% of the outstanding shares of Common Stock.

(c) Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote:
               See Item 4(a) above.

     (ii)   Shared power to vote or to direct the vote:
               See Item 4(a) above.

    (iii)   Sole power to dispose or to direct the disposition of:
               See Item 4(a) above.

     (iv)   Shared power to dispose or to direct the disposition of:
               See Item 4(a) above.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

CUSIP No. 05873K108                 13G/A           Page 18 of 20 Pages

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of May 18, 2006, by and among Ramius Capital, Starboard, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius III, Ramius Securities, Admiral, Ramius Advisors, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon.

CUSIP No. 05873K108                 13G/A           Page 19 of 20 Pages


                                   SIGNATURES

            After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  May 18, 2006

STARBOARD VALUE AND OPPORTUNITY        RAMIUS MASTER FUND, LTD
MASTER FUND LTD.                       By: Ramius Advisors, LLC
By: Admiral Advisors, LLC,                 its investment manager
    its investment manager             By: Ramius Capital Group, L.L.C.
                                           its sole member
RCG AMBROSE MASTER FUND, LTD.
By: Ramius Capital Group, L.L.C.,      RAMIUS ADVISORS, LLC
    its investment manager             By: Ramius Capital Group, L.L.C.,
By: C4S & Co., L.L.C.,                 its sole member
    its managing member
                                       RAMIUS CAPITAL GROUP, L.L.C.
RCG HALIFAX FUND, LTD.                 By: C4S & Co., L.L.C.,
By: Ramius Capital Group, L.L.C.,          as managing member
    its investment manager
By: C4S & Co., L.L.C.,                 RAMIUS FUND III, LTD
    its managing member                By: Ramius Advisors, LLC
                                           its investment manager
RAMIUS SECURITIES, L.L.C.              By: Ramius Capital Group, L.L.C.
By: Ramius Capital Group, L.L.C.,          its sole member
    its managing member
By: C4S & Co., L.L.C.,                 C4S & CO., L.L.C.
    its managing member

                       By: /s/ Morgan B. Stark
                           ---------------------------
                           Name:  Morgan B. Stark
                           Title: Authorized Signatory

MORGAN B. STARK

/s/ Morgan B. Stark
------------------------------------
Individually and as attorney-in-fact
for Peter A. Cohen, Jeffrey M.
Solomon and Thomas W. Strauss

CUSIP No. 05873K108                 13G/A           Page 20 of 20 Pages


                                    EXHIBIT I
                             JOINT FILING AGREEMENT
                            PURSUANT TO RULE 13D-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  May 18, 2006

STARBOARD VALUE AND OPPORTUNITY        RAMIUS MASTER FUND, LTD
MASTER FUND LTD.                       By: Ramius Advisors, LLC
By: Admiral Advisors, LLC,                 its investment manager
    its investment manager             By: Ramius Capital Group, L.L.C.
                                           its sole member
RCG AMBROSE MASTER FUND, LTD.
By: Ramius Capital Group, L.L.C.,      RAMIUS ADVISORS, LLC
    its investment manager             By: Ramius Capital Group, L.L.C.,
By: C4S & Co., L.L.C.,                 its sole member
    its managing member
                                       RAMIUS CAPITAL GROUP, L.L.C.
RCG HALIFAX FUND, LTD.                 By: C4S & Co., L.L.C.,
By: Ramius Capital Group, L.L.C.,          as managing member
    its investment manager
By: C4S & Co., L.L.C.,                 RAMIUS FUND III, LTD
    its managing member                By: Ramius Advisors, LLC
                                           its investment manager
RAMIUS SECURITIES, L.L.C.              By: Ramius Capital Group, L.L.C.
By: Ramius Capital Group, L.L.C.,          its sole member
    its managing member
By: C4S & Co., L.L.C.,                 C4S & CO., L.L.C.
    its managing member

                       By: /s/ Morgan B. Stark
                           ---------------------------
                           Name:  Morgan B. Stark
                           Title: Authorized Signatory

MORGAN B. STARK

/s/ Morgan B. Stark
--------------------------------
Individually and as attorney-in-
fact for Peter A. Cohen, Jeffrey M.
Solomon and Thomas W. Strauss